SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Under Rule 14a-12

Minnesota Corn Processors, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On September 4, 2002, the Marshall Independent, a daily newspaper covering southwestern Minnesota, published a letter to the editor from Dan Thompson, President and Chief Executive Officer of Minnesota Corn Processors, LLC, concerning the merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company. Mr. Thompson's letter is filed herewith.

To the Editor:

     One of the big concerns of those opposing the ADM/MCP transaction is to get the word out on their side of the issue. The Marshall Independent and other area newspapers have certainly bent over backwards to solve this concern. They are getting the word out even though a lot of what is being said is misleading.

     Hints of improvements like co-product pricing and ethanol pricing are made. However, no mention of increased corn cost of about 50 cents per bushel is made. Reminders that we paid out 94 cents per bushel are given. However, this was in 1989 before stock splits of 6.3 to 1 and only on a portion of the ownership bushels. The total payout in 1989 was $8.6 million which on today’s 195.2 million bushels would equal about four cents per bushel. The sad fact is that we have only paid out 22 cents in seven calendar years and this will be over nine years if the current projection is correct.

     In their letter, dissenting board members mention that the board should have been told if the company was for sale. They have admitted that MCP wasn’t for sale because ADM approached us with an unsolicited offer. There were no negotiations until after April 22 when the board gave approval for negotiations to begin. There were only limited contacts expressing an interest and ascertaining a value range. This group has limited experience and knowledge of the negotiating process involved in a $700 million deal. One of the dissenting directors probably said it best at one of the informational meetings when he admitted that he wasn’t qualified to serve on the board of a company involved in this type of transaction.

     The board always had the right to override investment banking selection, the ADM offer and even the final agreement. They did not do so. The board approved all of these decisions. They hired the investment bankers by a near unanimous vote. The fact is that almost 80 percent of the board favored the proposal and recommended a vote for the sale. Somehow this gets lost in the rhetoric. These directors were never asked to leave any board meeting. The same old tired misleading arguments are used to sway people who don’t know the facts. It is a shame that it has become such a divisive newspaper issue when it really is up to the shareholders to determine.

Dan Thompson
President and CEO
Minnesota Corn Processors, LLC